Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 17, 2004 relating to the financial statements and financial statement schedules, of Plexus Corp., which appears in Plexus Corp.’s Annual Report on Form 10-K for the year ended September 30, 2004.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
May 19, 2005